Exhibit 99.1
Daktronics, Inc. Announces Fiscal Year and Fourth Quarter 2022 Results
Brookings, S.D., June 8, 2022 (GLOBE NEWSWIRE) -- Daktronics, Inc. (NASDAQ - DAKT) today reported fiscal year and fourth quarter 2022 results.
Fiscal 2022 financial highlights:
•Fiscal net sales of $611.0 million as a result of record orders and eased pandemic related site restrictions
•Operating income of $4.0 million realized through headwinds of inflation in materials, personnel and freight related expenses
•Product order backlog of $472 million(1), driven by record order volume of $846.1 million(1) and softer conversion to sales due to supply chain challenges
Reflection on FY2022
Reece Kurtenbach, chairman, president and chief executive officer, stated, "Thank you to our Daktronics team for increasing our capacity, adjusting to the uncertain and volatile supply chain conditions, and serving our customers as our industry recovers from the pandemics implications. Last year at this time, lockdowns were ending and people began gathering, renewing our customers' confidence in their business outlook and allowing our order volume to rebound from pandemic year lows. Daktronics products and solutions are chosen for our industry-leading value as highlighted by our all-time order record of $846 million for the year. Part of this record was attributed to being selected as the dynamic video system provider for the LA Clippers' new arena Intuit Dome and the Real Madrid Soccer Club’s Santiago Bernabéu Stadium. Customers also placed orders sooner than historical patterns to secure our manufacturing capacity for their future deliveries.

While orders have recovered from the pandemic the supply chain has not, which is a key reason our product backlog grew to $472 million. Our production levels have frequently been disrupted by varying supply chain challenges. Semiconductor parts, including integrated circuits and other components needed for production, have had sporadic availability because of global demand growth, allocations, slowed transportation, or continued Covid restrictions in certain geographies. These factors injected a level of disruption in our organization over the past year. To combat these headwinds and support timely deliveries, we have increased our investment in inventories, adjusted delivery expectations, redesigned product lines for other available material, and increased investment in automated manufacturing machinery. We responded to inflationary pressures by increasing pricing in all areas starting in the third quarter of fiscal 2022. We continue to monitor our supply chains and our marketplaces and adapt our pricing methodologies accordingly.

Outlook for FY2023 and Beyond
Kurtenbach added, “We expect dynamic and volatile supply chain and labor conditions to persist at least through the calendar year. As the environment evolves, we plan to adjust and adapt our pricing and our production schedules to best serve our customers. Our focus remains on strategically investing in new technologies and solutions, resilient supply chains, production capacity, and growing and serving our existing and new customers and markets. These strategies position us for long-term growth and increasing value for our stakeholders."

Fourth Quarter and Year to Date Results
Orders for the fourth quarter of fiscal 2022 increased 67.0 percent as compared to the fourth quarter of fiscal 2021. Each business unit's order volume grew through fiscal 2022 reflecting the recovery from the impact of the global pandemic among our customers. In Live Events, Commercial and International, we booked multimillion-dollar orders also contributing to the increases. Customers also placed orders sooner than historical order patterns in order to secure our manufacturing capacity for their future deliveries.

Net sales for the fourth quarter of fiscal 2022 increased by 38.8 percent as compared to the fourth quarter of fiscal 2021. Net sales for fiscal 2022 increased 26.7 percent as compared to fiscal 2021. Sales growth was driven by the order recovery.
(1) Orders and backlog are not measures defined by accounting principles generally accepted in the United States of America ("GAAP"), and our methodology for determining orders and backlog may vary from the methodology used by other companies in determining their orders and backlog amounts. For more information related to backlog, see Part I, Item 1. Business of our Annual Report on Form 10-K for the fiscal year ended May 1, 2021.

Material supply and labor shortages are creating an increase in lead times and extending the timing of converting some orders to sales in the near-term. This has contributed to a larger than typical backlog.

Gross profit as a percentage of net sales was 18.5 percent for the fourth quarter of fiscal 2022 as compared to 23.6 percent a year earlier and 19.1 percent for fiscal 2022, as compared to 25.0 percent a year earlier. The decline in gross profit percentage in fiscal 2022 is primarily related to the ongoing supply chain disruptions and inflationary challenges in materials, freight and personnel related costs, the difference in sales mix between periods, increases in warranty reserves for inflation and other factors experienced during fiscal 2021. Factors impacting gross profit in fiscal 2021 included a positive $2.1 million or 0.4 percent gross profit impact from a litigation claim reversal, and adjustments to operations capacity and governmental support programs because of the COVID-19 pandemic.

Operating expenses for the fourth quarter of fiscal 2022 were $30.3 million compared to $26.4 million for the fourth quarter of fiscal 2021 or an increase of 14.5 percent and $112.7 million for fiscal 2022 as compared to $103.5 million for fiscal 2021 or an increase of 8.9 percent. The increases were primarily personnel related expenses.

Operating margin for the fourth quarter of fiscal 2022 was breakeven, compared to 1.0 percent for the fourth quarter of fiscal 2021 and operating income as a percentage of sales was 0.7 percent for fiscal 2022 as compared to 3.5 percent for fiscal 2021.

The effective tax rate for fiscal 2022 was 46.6 percent. The effective income tax rate for fiscal 2022 was impacted due to tax benefits from permanent tax credits offset by valuation allowances as well as other various permanent tax adjustments and state taxes with additional expense for prior year provision to return adjustments. The effective tax rate for fiscal 2021 was 22.3 percent resulting from the tax benefit of permanent tax credits and previous year provision to return adjustments offset by valuation allowances as well as other various permanent tax adjustments and state taxes.

Cash, restricted cash and marketable securities at the end of fiscal 2022 were $22.0 million, which compares to $80.4 million at the end of fiscal 2021. The change in cash use was created by growing operating assets for the growth of order activity, specifically for inventory and accounts receivable, and because of increased investments of capital assets for capacity, loans to affiliates, and the share repurchase program. Free cash flow, defined as cash provided by or used in operating activities less net investment in property and equipment, was a negative $46.5 million for fiscal 2022, as compared to a positive free cash flow of $61.5 million for fiscal 2021. Net investment in property and equipment was $19.5 million for fiscal 2022, as compared to $4.7 million for fiscal 2021.

Webcast Information

The company will host a conference call and webcast to discuss its financial results today at 10:00 am (Central Time). This call will be broadcast live at http://investor.daktronics.com and be available for replay shortly after the event.
About Daktronics
Daktronics has strong leadership positions in, and is the world's largest supplier of, large-screen video displays, electronic scoreboards, LED text and graphics displays, and related control systems. The company excels in the control of display systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation, and video. Daktronics designs, manufactures, markets and services display systems for customers around the world in four domestic business units: Live Events, Commercial, High School Park and Recreation, and Transportation, and one International business unit. For more information, visit the company's website at: www.daktronics.com, email the company at investor@daktronics.com, call (605) 692-0200 or toll-free (800) 843-5843 in the United States, or write to the company at 201 Daktronics Dr., P.O. Box 5128, Brookings, S.D. 57006-5128.
Safe Harbor Statement
Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and is intended to enjoy the protection of that Act. These forward-looking statements reflect the Company's expectations or beliefs concerning future events. The Company cautions that these and similar statements involve risk and uncertainties which could cause actual results to differ materially from our expectations, including, but not limited to, changes in economic and market conditions, management of growth, timing and magnitude of future contracts and orders, fluctuations in margins, the introduction of new products and technology, the impact of adverse weather conditions, increased regulation and other risks described in the company's SEC filings, including its Annual Report on Form 10-K for its 2021 fiscal year. Forward-looking statements are made in the
(1) Orders and backlog are not measures defined by accounting principles generally accepted in the United States of America ("GAAP"), and our methodology for determining orders and backlog may vary from the methodology used by other companies in determining their orders and backlog amounts. For more information related to backlog, see Part I, Item 1. Business of our Annual Report on Form 10-K for the fiscal year ended May 1, 2021.

context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.
-- END --
For more information contact:
INVESTOR RELATIONS:
Sheila M. Anderson, Chief Financial Officer
Tel (605) 692-0200
Investor@daktronics.com
(1) Orders and backlog are not measures defined by accounting principles generally accepted in the United States of America ("GAAP"), and our methodology for determining orders and backlog may vary from the methodology used by other companies in determining their orders and backlog amounts. For more information related to backlog, see Part I, Item 1. Business of our Annual Report on Form 10-K for the fiscal year ended May 1, 2021.

Daktronics, Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Year Ended
	April 30, 2022	May 1, 2021	April 30, 2022	May 1, 2021
Net sales	$162,203	$116,883	$610,970	$482,033
Cost of sales	132,266	89,316	494,273	361,450
Gross profit	29,937	27,567	116,697	120,583

Operating expenses:
Selling	14,063	12,435	51,075	48,649
General and administrative	8,463	7,203	32,563	27,980
Product design and development	7,730	6,793	29,013	26,846
	30,256	26,431	112,651	103,475
Operating (loss) income	(319)	1,136	4,046	17,108

Nonoperating (expense) income:
Interest income (expense), net	37	(19)	171	(65)
Other expense, net	(496)	(606)	(3,109)	(2,983)

(Loss) income before income taxes	(778)	511	1,108	14,060
Income tax expense	339	254	516	3,134
Net (loss) income	$(1,117)	$257	$592	$10,926

Weighted average shares outstanding:
Basic	44,963	45,147	45,188	44,989
Diluted	44,963	45,360	45,326	45,202

(Loss) earnings per share:
Basic	$(0.02)	$0.01	$0.01	$0.24
Diluted	$(0.02)	$0.01	$0.01	$0.24

Daktronics, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands)

	April 30, 2022	May 1, 2021
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$17,143	$77,590
Restricted cash	865	2,812
Marketable securities	4,020	—
Accounts receivable, net	101,099	67,808
Inventories	134,392	74,356
Contract assets	41,687	32,799
Current maturities of long-term receivables	2,798	1,462
Prepaid expenses and other current assets	14,963	7,445
Income tax receivables	603	731
Total current assets	317,570	265,003

Property and equipment, net	66,765	58,682
Long-term receivables, less current maturities	1,490	1,635
Goodwill	7,927	8,414
Intangibles, net	1,472	2,083
Investment in affiliates and other assets	32,321	27,403
Deferred income taxes	13,331	11,944
TOTAL ASSETS	$440,876	$375,164

Daktronics, Inc. and Subsidiaries
Consolidated Balance Sheets (continued)
(in thousands)

	April 30, 2022	May 1, 2021
	(unaudited)
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$76,313	$40,251
Contract liabilities	90,393	64,495
Accrued expenses	34,959	30,672
Warranty obligations	11,621	10,464
Income taxes payable	408	738
Total current liabilities	213,694	146,620

Long-term warranty obligations	17,257	15,496
Long-term contract liabilities	10,998	10,720
Other long-term obligations	6,599	7,816
Long-term income tax payable	477	548
Deferred income taxes	287	410
Total long-term liabilities	35,618	34,990

SHAREHOLDERS' EQUITY:
Common stock	61,794	60,575
Additional paid-in capital	48,372	46,595
Retained earnings	96,608	96,016
Treasury stock, at cost	(10,285)	(7,297)
Accumulated other comprehensive loss	(4,925)	(2,335)
TOTAL SHAREHOLDERS' EQUITY	191,564	193,554
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$440,876	$375,164

Daktronics, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Year Ended
	April 30, 2022	May 1, 2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$592	$10,926
Adjustments to reconcile net income to net cash (used) provided by operating activities:
Depreciation and amortization	15,394	17,077
Gain on sale of property, equipment and other assets	(743)	(572)
Share-based compensation	1,973	2,067
Equity in loss of affiliates	2,970	2,370
Provision for doubtful accounts, net of recovery	(286)	1,299
Deferred income taxes, net	(1,555)	1,314
Change in operating assets and liabilities	(45,380)	31,731
Net cash (used)/provided by operating activities	(27,035)	66,212

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(20,376)	(7,891)
Proceeds from sales of property, equipment and other assets	885	3,184
Purchases of marketable securities	(4,045)	—
Proceeds from sales or maturities of marketable securities	—	1,230
Purchases of and loans to equity investees	(7,848)	(6,744)
Net cash used in investing activities	(31,384)	(10,221)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on notes payable	46,801	—
Payments on notes payable	(46,801)	(15,000)
Principal payments on long-term obligations	(200)	(460)
Proceeds from exercise of stock options	8	—
Payments for common shares repurchased	(3,184)	—
Tax payments related to RSU issuances	(200)	(125)
Net cash used in financing activities	(3,576)	(15,585)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(399)	(416)
NET (DECREASE)/ INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(62,394)	39,990

CASH, CASH EQUIVALENTS AND RESTRICTED CASH:
Beginning of period	80,402	40,412
End of period	$18,008	$80,402

Daktronics, Inc. and Subsidiaries
Net Sales and Orders by Business Unit
(in thousands)
(unaudited)

	Three Months Ended				Twelve Months Ended
	April 30, 2022	May 1, 2021	Dollar Change	Percent Change	April 30, 2022	May 1, 2021	Dollar Change	Percent Change
Net Sales:
Commercial	$46,872	$32,353	$14,519	44.9%	$154,211	$127,300	$26,911	21.1%
Live Events	48,266	30,423	17,843	58.6	199,106	143,049	56,057	39.2
High School Park and Recreation	27,454	20,392	7,062	34.6	111,816	91,557	20,259	22.1
Transportation	20,273	16,694	3,579	21.4	62,707	58,284	4,423	7.6
International	19,338	17,021	2,317	13.6	83,130	61,843	21,287	34.4
	$162,203	$116,883	$45,320	38.8%	$610,970	$482,033	$128,937	26.7%
Orders:
Commercial	$49,218	$45,949	$3,269	7.1%	$192,917	$138,878	$54,039	38.9%
Live Events	144,275	63,558	80,717	127.0	313,940	157,177	156,763	99.7
High School Park and Recreation	49,059	29,710	19,349	65.1	156,305	94,292	62,013	65.8
Transportation	21,139	11,983	9,156	76.4	77,993	49,696	28,297	56.9
International	22,138	19,977	2,161	10.8	104,916	75,841	29,075	38.3
	$285,829	$171,177	$114,652	67.0%	$846,071	$515,884	$330,187	64.0%
Reconciliation of Free Cash Flow*
(in thousands)
(unaudited)

	Twelve Months Ended
	April 30, 2022	May 1, 2021
Net cash (used in) provided by operating activities	$(27,035)	$66,212
Purchases of property and equipment	(20,376)	(7,891)
Proceeds from sales of property and equipment	885	3,184
Free cash flow	$(46,526)	$61,505
*In evaluating its business, Daktronics considers and uses free cash flow as a key measure of its operating performance. The term free cash flow is not defined under accounting principles generally accepted in the United States of America ("GAAP") and is not a measure of operating income, cash flows from operating activities or other GAAP figures and should not be considered alternatives to those computations. Free cash flow is intended to provide information that may be useful for investors when assessing period to period results.